EXHIBIT 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of the 18th day of December, 2008 (the “Effective Date”) by and between Colonial Bank, F.S.B. (the “Bank”), a federally chartered stock savings bank, with its principal administrative office at 85 West Broad Street, Bridgeton, New Jersey  08302, and Edward J. Geletka (“Executive”).  Any reference to the “Company” shall mean Colonial Bankshares, Inc., a federal mid-tier stock holding company, which owns 100% of the common stock of the Bank.

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Bank and the Company pursuant to an employment agreement entered into on September 20, 2006 (the “Original Agreement”); and

WHEREAS, the Bank desires to amend and restate the Original Agreement in order to make changes to comply with the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in April 2007; and

WHEREAS, Executive is willing to serve the Bank on the terms and conditions hereinafter set forth and has agreed to such changes; and

WHEREAS, the Board of Directors of the Bank and Executive believe it is in the best interests of the Bank to enter into this Agreement in order to reinforce and reward Executive for his service and dedication to the continued success of the Bank and incorporate the changes required by the final regulations issued under Code Section 409A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.    POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company. During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder and shall perform the administrative and management services for the Bank which are customarily performed by persons in a similar executive officer capacity.  Executive shall be responsible for the overall management of the Company and the Bank and shall be responsible for establishing the business objectives, policies and strategic plan of the Company and the Bank.  Executive shall also be responsible for providing leadership and direction to all departments or divisions of the Company and the Bank, and shall be the primary contact between the Board of Directors and the staff of the Company and the Bank.  Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank or the Company.

2.    TERM OF EMPLOYMENT

The term of this Agreement and the period of Executive’s employment hereunder shall begin as of the date first above written and shall continue for thirty-six (36) full calendar months thereafter, provided that all changes intended to comply with Code Section 409A shall be retroactively effective to September 20, 2006; and provided further that no retroactive change shall affect the compensation or benefits previously provided to Executive.  Commencing on the Effective Date and continuing on  each anniversary date thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date.  At least thirty (30) days prior to each Anniversary Date the disinterested members of the Board of Directors of the Bank (the “Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

3.    COMPENSATION AND REIMBURSEMENT

(a)           The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1.  The Bank shall pay Executive as compensation a salary of not less than $192,864 per year (“Base Salary”).  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31 of each year during the term of this Agreement and shall be effective from the first day of said month through the end of the calendar year.  Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).  In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank, on the same basis (including cost) as such benefits are provided to other officers of the Bank.

(b)           In addition to base salary provided for in Section 3(a) above, the Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder.  Without limiting the generality of the foregoing provisions of this Section 3(b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, employee stock ownership plans, stock plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause).  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)           Executive shall be entitled to paid time off in accordance with the standard policies of the Bank for senior officers, but in no event less than thirty (30) days paid time off during each year of employment.  Executive shall receive his Base Salary and other benefits during periods of paid time off.  Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank.  Executive shall also be entitled to sick leave in accordance with the policies of the Bank, but in no event less than the number of days of sick leave per year to which Executive was entitled at the Effective Date of this Agreement.

4.    OUTSIDE ACTIVITIES

Executive may serve as a member of the board of directors of business, community and charitable organizations subject in each case to the prior approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.  Executive shall provide to the Board annually a list of all organizations for which Executive serves as a director or in a similar capacity for purposes of obtaining the Board’s approval of Executive’s service on the boards of such organizations.  Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive his reasonable expenses associated therewith, provided such expenses are consistent with and reimbursement is made pursuant to the Bank’s expense policy, and is paid as soon as practicable but not later than March 15 of the year immediately following the year in which the expense was incurred.  Executive will provide to the Chairman of the Bank or a committee of the Board of Directors of the Bank at least quarterly a list of expenses incurred by Executive pursuant to this Section 4, for purposes of determining the reasonableness of such expenses.

5.    WORKING FACILITIES AND EXPENSES

Executive’s principal place of employment shall be at the Bank’s principal executive offices.  The Bank shall provide Executive, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.  The Bank shall provide Executive with an automobile suitable to the position of President and Chief Executive Officer of the Bank, and such automobile may be used by Executive in carrying out his duties under this Agreement.  The Bank shall reimburse Executive for the cost of maintenance, use and servicing of such automobile.  The Bank shall reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Bank, and travel and reasonable entertainment expenses, provided such expenses are consistent with and reimbursement is made pursuant to the Bank’s expense policy.  All reimbursements under this Section 5 shall be paid as soon as practicable by the Bank; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

6.            PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a)           The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)
the termination by the Bank or the Company of Executive’s employment hereunder for any reason other than (A) Disability, as defined in Section 7(b) below, or Retirement, as defined in Section 7(a) below, or (B) Termination for Cause, as defined in Section 8 hereof; or

(ii)	Executive’s resignation from the Bank’s employ for Good Reason. Good Reason shall mean any of the following events:

	(A)	failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer;

(B)
material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above;

	(C)	liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

	(D)	material reduction in Executive’s Base Salary or relocation of Executive’s principal place of employment by more than 25 miles from its location as of the date of this Agreement; or

	(E)	material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation within ninety (90) days after the initial event giving rise to said right to elect.  The Bank shall have at least thirty (30) days to remedy any event set forth in clauses (ii)(A) through (E) above; provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder.  If the Bank remedies the event within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such event.  If the Bank does not remedy the event within such thirty (30) day cure period, then Executive may deliver a Notice of Termination, as defined in Section 9(a) below, for Good Reason at any time within sixty (60) days following the expiration of such cure period.  Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 6 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (E), above.

(iii)
Executive’s involuntary termination by the Bank or the Company on the effective date of, or at any time following, a Change in Control, or (B) Executive’s resignation from employment with the Bank or the Company following a Change in Control as a result of the Bank’s (or any successor thereto) failure to renew or extend this Agreement, or (C) Executive’s resignation from employment with the Bank or the Company (or any successor thereto) following a Change in Control for Good Reason.  For these purposes, a Change in Control of the Bank or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is effected; or (d)  a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.  Notwithstanding anything in this subsection to the contrary, a Change in Control shall not be deemed to have occurred upon the conversion of the Company’s mutual holding company parent to stock form, or in connection with any reorganization used to effect such a conversion.

 (b)           Upon the occurrence of an Event of Termination, as defined in Section 6(a)(i), (ii) or (iii), on the Date of Termination, as defined in Section 9(b), the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, his earned but unpaid salary as of the Date of Termination of employment with the Bank and a sum equal to three (3) times the sum of (i) Executive’s Base Salary and (ii) the highest rate of bonus awarded to Executive during the prior three years.  Any payments hereunder shall be made in a lump sum within thirty (30) days after the Date of Termination; provided, however, if Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh month following the Executive’s Date of Termination.  Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

(c)           Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable medical, dental, and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination.  Such coverage shall continue at the Bank’s expense for thirty-six (36) months from the Date of Termination.

(d)    Notwithstanding the preceding paragraphs of this Section, in the event that the aggregate payments or benefits to be made or afforded to Executive under this Section (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then the cash severance payable under this Section 6 shall be reduced  by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 6 being non-deductible pursuant to Code Section 280G and subject to excise tax imposed under Code Section 4999.

(e)    For purposes of Section 6, “Event of Termination” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

7.    TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a)    For purposes of this Agreement, termination by the Bank of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Board of Directors of the Bank and the Board of Directors of the Company upon Executive’s attainment of age 65, or such later date as determined by the Board of Directors of the Bank.  Upon termination of Executive’s employment because of Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party, but Executive shall not be entitled to the Termination Benefits specified in Sections 6(b) and 6(c) hereof.

(b)    In the event Executive suffers a Disability,, Executive may receive the benefits provided under any disability program sponsored by the Company or the Bank.  To the extent such benefits are less than Executive’s Base Salary as defined in Section 3(a) hereof on the Date of Termination, the Bank shall (i) continue to pay Executive the difference between (x) the benefits provided under any disability program sponsored by the Company or the Bank and (y) his Base Salary as defined in Section 3(a), for a period of one (1) year following the Date of Termination by reason of Disability in accordance with the regular payroll practices of the Bank, and (ii) cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to the Date of Termination due to Executive’s Disability (except to the extent such coverage may be changed in its application to all Bank employees or is not available on an individual basis to an employee terminated for Disability), for the remaining term of the Agreement or one (1) year, whichever is the longer period of time.  Any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Bank has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program shall reduce the amounts to be paid to Executive pursuant to this paragraph.  For purposes of this Section 7(b), termination of employment based on “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or Company; or (iii) is determined to be totally disabled by the Social Security Administration.

(c)    In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary, as defined in Paragraph 3(a), at the rate in effect at the time Executive’s death for a period of one (1) year from the date of Executive’s death, and the Bank will continue to provide non-taxable medical, dental and other insurance benefits normally provided to Executive’s family for two (2) years after Executive’s death.

8.    TERMINATION FOR CAUSE

(a)    The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

(b)    The Bank may not terminate Executive for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Notwithstanding anything in this Agreement to the contrary, Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.  Any unvested stock awards granted to Executive under any stock incentive plan of the Bank or the Company shall be forfeited.  In the event of Executive’s Termination for Cause, Executive shall resign as a director of the Company, the Bank and any subsidiary or affiliate of the Company or the Bank.

9.    NOTICE

(a)    Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)    If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement.  During the pendency of any such dispute, neither the Company nor the Bank shall be obligated to pay Executive compensation or other payments beyond the Date of Termination.  Any amounts paid to Executive upon resolution of such dispute under this Section shall be offset against or reduce any other amounts due under this Agreement.

10.   POST-TERMINATION OBLIGATIONS

(a)    All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b)    Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.   NON-COMPETITION

(a)    Upon any termination of Executive’s employment hereunder, other than a termination (whether by resignation, voluntary or involuntary) in connection with a Change in Control, as a result of which the Bank is paying Executive benefits under Section 0 of this Agreement, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination within twenty-five (25) miles of any existing branch of the Bank or any subsidiary of the Company or within twenty-five (25) miles of any office for which the Bank, the Company or a Bank subsidiary of the Company has filed an application for regulatory  approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company.  The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive’s breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b)    Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Bank or Executive).  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.   SOURCE OF PAYMENTS

(a)    All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(b)    Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under an Employment Agreement with the Company, if any, such compensation payments and benefits paid the Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement.  Payments pursuant to this Agreement and a Company Employment Agreement, if  any, shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank on a quarterly basis.

13.   EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

The Bank’s or the Company’s Board of Directors may terminate Executive’s employment at any time, but any termination of Executive’s employment, other than a Termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.  Executive shall not have the right to receive any compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove, except as otherwise required by applicable law.

14.   REQUIRED REGULATORY PROVISIONS

(a)    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)    If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Director of OTS or his or her designee at the time the Director of OTS or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Director of OTS or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)           Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

15.   NO ATTACHMENT

(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and the Company and their respective successors and assigns.

16.   ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)    This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties  under any agreement or plan entered into with or by the Bank or the Company pursuant to which Executive may receive compensation or benefits except as set forth in Section 12(b) hereof.

(b)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.   SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.   HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.   GOVERNING LAW

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

20.   ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by one arbitrator mutually agreed upon by the Executive and the Bank.  The arbitration shall occur in a location within fifty (50) miles from the location of the Bank in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.   PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and that such reimbursement shall occur as soon as practicable but not later than two and one-half months after the dispute is settled or resolved in Executive’s favor.

22.   INDEMNIFICATION

During the term of this Agreement and for a period of six (6) years thereafter, the Bank or the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense.  Subject to 12 C.F.R. §545.121, the Bank or the Company shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank or the Company).  If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

23.   SUCCESSOR AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and/or the Company would be required to perform if no such succession or assignment had taken place.